Exhibit 10.1

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT is made and entered into as of February 17, 2021 (“Effective Date”), by and between PURDUE RESEARCH FOUNDATION, a statutory body corporate formed and existing under the Indiana Foundation or Holding Companies Act of 1921 (“PRF”), and Medallion Research USA, INC., a Delaware corporation with offices at 595 Howe Street, Suite 1160, Vancouver, British Columbia V6C 2T5, Canada (“LICENSEE”) (each hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS, Purdue University researchers have made prior to the Effective Date one or more valuable technologies (each, and collectively, “Technology”) which are the subject of one or more patents and/or patent applications described in Schedule A.

WHEREAS, the Purdue University Board of Trustees has, by general resolution and/or assignment, designated PRF to administer all matters pertaining to protection, use and commercialization of the intellectual property developed at Purdue University;

WHEREAS, LICENSEE is the beneficiary of a license assignment agreement in Schedule G and desires to enter into this Agreement whereby LICENSEE obtains rights to use the Licensed Intellectual Property; and

WHEREAS, PRF is willing to enter into this Agreement with LICENSEE, under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1	DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1 “Affiliate”: means any entity which controls, is controlled by, or is under common control with another person or entity. For purposes of this definition only, “control” means (a) to possess, directly or indirectly (through one or more intermediaries), the power to direct the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such entity.

1.2 “Agreement” or “License Agreement” means this Agreement, including all Schedules attached.

1.3 “Annual Period” means a calendar year during the Term of the Agreement.

1.4 “Assignment” means an arm’s length transaction between LICENSEE and a Third Party under which the Third Party is permitted to assume the rights and obligations of LICENSEE under this Agreement thereby becoming the master licensee in place of LICENSEE under this Agreement.

1.5 “Assignee” means the Third Party that has assumed the rights and obligations of this Agreement from the Licensee.

1.6 “Confidential Information” means all non-public information shared with LICENSEE under this Agreement including without limitation, the Licensed Intellectual Property, this Agreement including the financial terms, information regarding research, plans, specifications, processes, systems, methods, formulations, technical information, intellectual property, business and financial data. Confidential Information does not include: (1) information developed by the LICENSEE independently of the disclosed Confidential Information, and reasonable written documentation exists to demonstrate such development, (2) information rightfully obtained without restriction by LICENSEE from any third party who is not restricted from making such disclosure by any direct or indirect obligation of confidentiality to the disclosing Party herein, (3) information publicly available other than through the fault of the LICENSEE, (4) information intentionally released without restriction to anyone other than an Affiliate of PRF, (5) information known to the LICENSEE at the time of its disclosure, and reasonable written documentation exists to demonstrate such knowledge.

1.7 “Commercially Reasonable Efforts” means with respect to the commercialization of a Licensed Product, efforts that are consistent with those utilized by companies of size and type similar to LICENSEE (or, if applicable, a Sublicensee), for products with similar commercial potential at a similar stage, taking into consideration their cost to develop, the competitiveness of alternative products, the nature and extent of their market exclusivity, the likelihood of regulatory approval, their profitability, and all other relevant factors.

1.8 “Federal IP Policy” means the U.S. law and regulations applicable to intellectual property funded in whole or in part by the U.S. Government, including without limitation 35 U.S.C. §200 et seq., 15 U.S.C. §3710a, and 37 C.F.R. Part 401.

1.9 “Field of Use” means utilization of the Licensed Intellectual Property on naturally occurring mineral sources including but not limited to primary ores, mining by-products and mining wastes including but not limited to, mineral sands, phosphate, iron ore, aluminium and uranium production; but expressly excluding coal, coal by-products, coal waste products and acid mine drainage; and expressly excluding manufacturing wastes and recyclates from battery and magnet sources.

1.10 “Gross Receipts” means the amounts received by or on behalf of LICENSEE, an Affiliate, or a Sublicensee, if applicable, in payment for the possession, use, manufacture, sale, or right to sell Licensed Product(s) or any use-rights in Licensed Product(s), whether as a distributor, reseller, end-user, or otherwise; less the following, to the extent actually taken or occurred: (i) product returns; (ii) excise and sales taxes, VAT; (iii) tariffs specific to the Licensed Product; and (iv) customer reimbursement of enumerated third-party delivery charges. No adjustment or deduction from Gross Receipts shall be made or permitted for sales commissions, internal sales to Affiliates, or collection costs.

1.11 “Indemnitees” means PRF, Purdue University, and their respective officers, directors, employees, and legal representatives.

1.12 “Licensed Intellectual Property” means: PRF’s ownership interest in the Technology and Licensed Patents.

1.13 “Licensed Patents” means: (a) patents and patent applications listed on Schedule A; (b) patents and patent applications (including substitutions, divisionals, and continuations) filed upon authorization of PRF claiming priority to a patent or patent application listed on Schedule A, provided that the priority claim is not disallowed, (c) any reissue, renewal, reexamination, or extension of any patent or patent application described in (a) or (b); and (d) any foreign counterpart or equivalent, including, but not limited to, a national stage filing under the Patent Cooperation Treaty, of any patent or patent application described in (a), (b), or (c).

1.14 “Licensed Product” means a product or service, the development, manufacture, use, or sale of which uses the Licensed Intellectual Property or any information disclosed in the Licensed Intellectual Property.

1.15 “Licensed Territory” means worldwide.

1.16 “Major Transaction Event” means: (i) the merger of LICENSEE with a Third Party, (ii) an Assignment for consideration, (iii) an asset sale by LICENSEE that includes an Assignment or (iv) a sale of shares in LICENSEE pursuant to an Initial Public Offering.

1.17 “Payment Due Date” means the dates on which royalties and payments shall be due and payable on: April 30, July 31, October 31, and January 31.

1.18 “Permitted Contractors” means a Third Party identified in Schedule F which LICENSEE has engaged to assist in the development or manufacture of Licensed Products.

1.19 “Reporting Period” means quarterly periods ending on March 31, June 30, September 30, and December 31 of an Annual Period.

1.20 “Sublicense” means an agreement or arrangement between LICENSEE and a third party by which the third-party is granted a right, license or other permission to use, in whole or in part, any part of the Licensed Intellectual Property. The holder of a Sublicense is a “Sublicensee.”

1.21 “Third Party” means an entity that is neither owned, nor controlled by, nor under common control with, nor controls LICENSEE.

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ARTICLE 2	GRANT OF LICENSE

2.1 License. Subject to compliance with this Agreement, and subject to the reservation of rights stated below, PRF grants to LICENSEE (but not to Affiliates), and LICENSEE accepts an exclusive, non- transferable, sublicenseable, royalty-bearing, license under the Licensed Intellectual Property solely in the Field of Use and the Licensed Territory to:

2.1.1 Develop, manufacture, use, make, and sell Licensed Products on a royalty-bearing basis;

2.1.2 Issue a royalty-bearing Sublicense directly between LICENSEE and a Sublicensee, on terms and conditions consistent with this Agreement;

2.1.3 Allow Permitted Contractors who are under confidentiality restrictions no less strict than those included herein and who are under LICENSEE’s direct direction to participate in LICENSEE’s development and manufacture of Licensed Products.

2.2 No Implied License. The Agreement shall not be construed to confer any license or rights upon LICENSEE by implication, estoppel, or otherwise to any intellectual property, material, research, development, data, results or technology, including any patent, patent application, trademark, trademark application, copyright, trade secret, tangible research property or other proprietary right, in whole or in part, not specifically and expressly stated in this Agreement. Any right not expressly granted to LICENSEE under this Agreement is expressly reserved by PRF.

2.3 Reservation of Rights. PRF retains on behalf of itself, Purdue University, its researchers and students, and any research collaborators the following rights:

2.3.1 To practice under the Licensed Intellectual Property and to make and use the Licensed Intellectual Property and Licensed Product(s) on a royalty-free basis for research, scholarly use, teaching, education, patient care incidental to the foregoing, and other similar uses, including without limitation sponsored research and collaborations (“Non-Commercial Uses”)

2.3.2 To license any government agency; university or other educational institution; organization of the type described in §501(c)(3) of the Internal Revenue Code; scientific or educational organization qualified under a state nonprofit organization statute; or a foreign equivalent of the foregoing (“Non-Commercial Organizations”) to practice under the Licensed Intellectual Property and to make and use Licensed Products on a royalty-free basis for Non-Commercial Uses;

2.3.3 To disseminate and publish material and scientific findings from its research related to the Licensed Intellectual Property and/or Licensed Products, and to permit its respective personnel, including Purdue University personnel, to do the same.

2.4 Government Rights. The Licensed Intellectual Property or portions thereof, may have been developed with financial or other assistance provided by the United States government. As applicable, LICENSEE acknowledges and agrees that in accordance with 35 USC 202(c)(4) and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted including without limitation the Federal IP Policy, the United States Government has shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any subject Licensed Intellectual Property throughout the world. LICENSEE shall take all action necessary to enable PRF, on behalf of Purdue University, to satisfy its obligations under any federal law and shall not take any action or cause the taking of such action contrary to fulfillment of these obligations.

2.5 Sublicenses. A proposed Sublicense shall become effective only upon prior written approval of PRF. PRF’s approval shall not be unreasonably withheld but may be conditioned to ensure conformity of the Sublicense to this Agreement. LICENSEE shall be responsible for the acts and omissions of each Sublicensee including but not limited to the payment of all fees and royalties due under this Agreement. LICENSEE shall take reasonable efforts to ensure Sublicensee’s compliance with the terms and conditions of the license granted by PRF under this Agreement. LICENSEE shall promptly provide PRF a copy of each executed Sublicense.

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ARTICLE 3	DILIGENCE AND COMMERCIALIZATION

3.1 Diligence and Commercialization. A true and complete copy of LICENSEE’s commercialization plan is attached hereto as Schedule B (“Commercialization Plan”). PRF makes no assurances, warranties or representations that LICENSEE’s Commercialization Plan is consistence with the regulatory or legal approvals needed for development or commercialization of the Licensed Products nor does PRF represent or warrant that LICENSEE has freedom to operate with respect to the Licensed Intellectual Property.

3.1.1 LICENSEE shall promptly notify PRF of any substantial change in the Commercialization Plan if such change will materially alter or affect the timely achievement of any milestone set forth on Schedule E. Any amendment of the Commercialization Plan that will materially alter or affect the timely achievement of any milestone shall require the consent and approval of PRF, which shall not be unreasonably withheld. Provisions of this Agreement shall be amended by written mutual agreement of the parties to the extent reasonably necessary to conform to any approved modifications of the Commercialization Plan, including without limitation any diligence milestones and milestone payments set forth on Schedule E. Those amendments shall be negotiated reasonably and in good faith by the Parties.

3.2 Reports.

3.2.1 Progress Reports. Beginning the first full Annual Period in which this Agreement is in effect, LICENSEE shall complete the Licensee Progress Report attached as Schedule C for two (2) years after the Effective Date, due on July 31st and January 31st. Annual written reports due on January 31st shall be required thereafter, until sales of Licensed Products are made.

3.2.2 Royalty Reports. For each Reporting Period after the sale of the first Licensed Product, LICENSEE shall report to PRF the information specified in Schedule D (“Royalty Report Requirements”), which are required even if no earned royalties are due. Gross Receipts shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of the applicable Reporting Period.

3.2.3 Any information or reports provided shall be treated as Confidential Information provided however that PRF may disclose such information to: (1) Purdue University, (2) its employees, agents, consultants or advisors on a need to know basis and (3) reporting agencies in a cumulative manner.

3.3 Performance According to Plans. LICENSEE shall timely perform in accordance with the Commercialization Plan.

3.4 Licensed Products to Market. LICENSEE shall use Commercially Reasonable Efforts to bring one or more Licensed Products to market as soon as practicable in accordance with the Commercialization Plan.

3.5 Milestones. LICENSEE shall timely achieve the milestones set forth on Schedule E.

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ARTICLE 4	CONSIDERATION FOR LICENSE

4.1 Licensing Fee. LICENSEE shall sponsor research to further advance the Licensed Intellectual Property in the Purdue laboratory of Linda Wang at a minimum of one hundred fifty thousand US dollars ($150,000 USD) per annum for the first three (3) Annual Periods. Said license fee shall not be credited toward any other obligation, now or in the future, of LICENSEE under this Agreement.

4.2 Unit Royalties. LICENSEE shall pay PRF earned royalties (“Unit Royalties”) according to the following schedule. Unit Royalties shall be due and payable on or before the Payment Due Date for each preceding Reporting Period.

a)	For the first one million US dollars ($1,000,000 USD) of Gross Receipts earned since the Effective Date the Unit Royalty shall be Two percent (2.0%) of Gross Receipts;

b)	When Gross Receipts earned since the Effective Date are one million and one US dollars ($1,000,001) up to fifty million US dollars ($50,000,000 USD) the Unit Royalty shall be Two and one-half percent (2.5%) of Gross Receipts;

c)	When Gross Receipts earned since the Effective Date are in excess of fifty million US dollars ($50,000,000 USD) the Unit Royalty shall be Three percent (3%) of the Gross Receipts.

4.3 Maintenance Fees. LICENSEE shall provide to PRF fifty thousand US dollars ($50,000 USD) per Annual Period commencing after the first three Annual Periods and continuing through and including the Annual Period in which the first sale of a Licensed Product occurs.

4.4 Minimum Annual Royalty. LICENSEE shall pay PRF a guaranteed minimum annual royalty of seventy-five thousand US dollars ($75,000 USD) per annum, beginning with the Annual Period following the calendar year in which the first sale of the first Licensed Product occurs. The amounts due from LICENSEE to PRF as Unit Royalties in each Annual Period shall be creditable against the minimum annual royalties for that Annual Period. In the event that the Unit Royalties for an Annual Period do not exceed the minimum annual royalty for that Annual Period, LICENSEE’s payment for the last Reporting Period of each Annual Period shall include the balance needed to achieve the minimum annual royalties for that Annual Period.

4.5 Milestone Payments. LICENSEE shall pay to PRF the milestone payments as set forth on Schedule E. Milestone payments shall be due and payable on the Payment Due Date for the Reporting Period in which the milestone occurred. The milestone payments are not refundable or creditable against any other fee, royalty, or payment.

4.6 Major Transaction Fee. LICENSEE shall report each Major Transaction Event to PRF not less than ten (10) days prior to occurrence of the event and shall supply all information requested by PRF for evaluation of the Major Transaction Event. Promptly upon closing of each Major Transaction Event, LICENSEE or its successor-in-interest shall pay PRF, in cash, an amount equal to One and One-Half percent (1.5%) of the value of any transaction consideration (whether cash or other) exchanged in the Major Transaction Event.

4.7 Sublicensing Income. LICENSEE shall pay PRF twenty-five percent (25%) of any consideration in any form received by LICENSEE or Affiliates, if applicable, from a Sublicensee in connection with Licensed Intellectual Property including without limitation up-front fees, license signing fees, license maintenance fees, milestone payments, success fees, equity value and any other consideration paid by or on behalf of the Sublicensee (“Sublicense Income”). Unit Royalties payable to PRF on a Sublicensee’s Gross Receipts are not Sublicense Income.

ARTICLE 5	PAYMENTS

5.1 Payments. As specified in Article 4, LICENSEE shall make royalty payments to PRF on or before the Payment Due Date at the address set forth in Article 14. If originating outside of the United States, payments shall be made by wire transfer to an account identified by PRF and LICENSEE shall absorb all fees or payments associated with such wire transfer.

5.2 Currency Conversion. All royalties to be paid by LICENSEE hereunder shall be paid in U.S. Dollars. Gross Receipts shall be converted to U.S. Dollars at the exchange rate existing between the U.S. Dollar and the relevant currency on the last day of the applicable Reporting Period, as such rate is reported by the Wall Street Journal. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by LICENSEE.

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5.3 Interest. Interest shall accrue on overdue payments required under this Agreement at the rate of one and a half percent (1.5%) per month, commencing on the thirtieth day after the Payment Due Date.

ARTICLE 6	RECORDS

6.1 Records of Sales. During the Term of this Agreement and for a period of seven (7) years thereafter, LICENSEE shall keep at its principal place of business true and accurate records of all information relating to Gross Receipts, Unit Royalties, Sublicense Income, if applicable, and verification of LICENSEE’s calculation of amounts payable to PRF under this Agreement. LICENSEE shall furnish that information to PRF upon PRF’s request, which shall not be made more often than once per Annual Period.

6.2 Audit of Records. PRF shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE and Sublicensees, if applicable, to verify compliance with this Agreement. The scope of examination includes, but is not be limited to, information necessary to verify compliance with the permitted scope of practice under Section 2.1, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns. Such examination and verification shall not occur more than once each calendar year. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by PRF. If such examination reveals an underpayment by LICENSEE of more than five percent (5%) for any quarter examined, LICENSEE shall pay PRF the amount of such underpayment plus interest in accordance with Article 5 and shall reimburse PRF for all expenses of the accountant performing the examination.

ARTICLE 7	PATENT PROSECUTION

7.1 Prosecution and Maintenance of Licensed Patent(s). The prosecution and maintenance of the Licensed Intellectual Property shall be the sole responsibility of PRF. PRF shall keep LICENSEE informed as to all material developments with respect to the filing, prosecution and maintenance of the Licensed Intellectual Property. Provided LICENSEE is in compliance with the terms of this Agreement, PRF agrees to reasonably permit LICENSEE to give input to PRF on those matters, for PRF’s use and consideration in PRF’s sole discretion.

7.1.1 General Matters. The Parties agree to cooperate with respect to prosecution of the Licensed Patent(s) in all reasonable ways, including obtaining inventors’ signatures on the relevant documents, inventor review of the application, discussion of office actions, and the like.

7.1.2 Discontinuance of Support.

(a) If LICENSEE fails to timely reimburse PRF as specified by this Article 7, PRF may, in its sole discretion, suspend or cease prosecution and/or maintenance of all or part of that Licensed Intellectual Property, and/or pursue default and termination remedies as specified in Article 13.

(b) LICENSEE, upon ninety (90) days advance written notice to PRF, may advise PRF that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more Licensed Intellectual Property. As of the date of notice to PRF, LICENSEE’s grant of license to such Licensed Intellectual Property shall terminate. LICENSEE acknowledges that PRF may, at its sole option, elect to pay such expenses or permit such Licensed Intellectual Property to become abandoned or lapsed.

7.1.3 Foreign Patent Prosecution. With respect to any non-U.S. territory in which it proposes to file a patent application, PRF shall notify LICENSEE ninety (90) days before the applicable national phase filing deadline. Subject to LICENSEE’s compliance with Section 7.2, PRF shall file and prosecute a patent application in any country regarding which it receives written notice from LICENSEE requesting such filing; provided, however, that: (i) the written notice is received at least sixty (60) days before the applicable national phase filing deadline; and (ii) LICENSEE is not in default of any of its obligations under this Agreement as of the date written notice is received by PRF.

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7.2 Reimbursement for Expenses. LICENSEE shall be responsible for its proportional share of all fees and costs incurred prior to and after the Effective Date through the Term of this Agreement in connection with the preparation, filing, prosecution, defense (including but not limited to interference, derivatization, reexamination, opposition, and post-allowance proceedings), and maintenance of the Licensed Intellectual Property (“IP Expenses”). Said proportional share shall be determined by the number of Licensees with licensing rights to each Technology. IP Expenses and LICENSEE’s proportional share shall be calculated individually for each Technology. LICENSEE shall reimburse PRF for the IP Expenses within thirty (30) days after PRF notifies LICENSEE of the amount of the IP Expenses. Said proportional share shall not apply to prosecution efforts undertaken at the specific request of LICENSEE. For IP Expenses incurred after the Effective Date, LICENSEE shall be responsible for reimbursing its full proportional share as those IP Expenses are incurred and according to this Section 7.2. Each Annual Period, LICENSEE’s obligation to reimburse PRF for IP Expenses incurred prior to the Effective Date shall be capped at ten thousand US dollars ($10,000 USD) and shall continue until all such IP Expenses are reimbursed. Upon termination of this Agreement, any remaining balance of IP Expenses incurred prior to the Effective Date shall be considered due and payable in full.

ARTICLE 8	ABATEMENT OF INFRINGEMENT

8.1 Notice of Infringement. LICENSEE acknowledges that the Licensed Intellectual Property is of great value to PRF, and therefore, LICENSEE promises to take all appropriate measures to protect PRF’s interests therein. LICENSEE shall not permit any entity, individual or firm to practice under the Licensed Intellectual Property, except as authorized in this Agreement. LICENSEE shall promptly inform PRF of any suspected infringement of any Licensed Intellectual Property.

8.2 Right to Institute Action. For Licensed Intellectual Property that is exclusively licensed in all fields of use, in all territories, to LICENSEE pursuant to this Agreement, LICENSEE shall have the first right (but not the obligation) to notify an infringer and/or initiate legal proceedings to abate the infringement, provided however that any action that requires PRF to join in a legal proceeding, PRF and LICENSEE will enter into a separate agreement outlining the terms of such. Upon failure by LICENSEE to begin or continue to do so timely, but no sooner than ninety (90) days from the date the LICENSEE became aware of the alleged infringement, PRF shall have the right (but not the obligation) to take appropriate action on its own behalf.

8.3 Abatement and Monetary Recovery. If any proceeding is instituted to abate and remedy any infringement, the parties will at that time enter into a separate agreement to determine the best course for abatement and disbursement of any monetary recovery.

ARTICLE 9	CONFIDENTIALITY

9.1 LICENSEE shall hold in confidence each item of Confidential Information received and permit access only by the Party’s officers, directors, employees, professional advisors, and investors, prospective investors, and business partners on a need-to-know basis and who are under confidentiality obligations. In the event of a subpoena or other court order compelling release of this Agreement or any other Confidential Information, to a Third Party, the compelled Party shall seek appropriate provision for protection of the Confidential Information.

ARTICLE 10	DISPUTE RESOLUTION

10.1 Negotiation. If a dispute between the Parties related to this Agreement arises, either Party, by written notice to the other Party detailing the points of dispute (“Dispute Notice”), may have the dispute referred to the Parties’ respective officers designated below, or their successors, for attempted resolution by good faith negotiations within twenty (20) days from the date of the Dispute Notice. The designated officers are as follows:

For LICENSEE:	CEO
For PRF:	Vice President, OTC

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ARTICLE 11	WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

11.1 Limited Warranty. Each Party warrants to the other that it is fully empowered to enter into this Agreement. PRF represents, in good faith, there are not, as of the Effective Date, any claims, demands, suits, or judgments against it that interfere with PRF’s performance of the license granted by PRF to LICENSEE under this Agreement.

11.2 Warranty by LICENSEE. LICENSEE represents and warrants that:

11.2.1 LICENSEE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. LICENSEE has all requisite corporate power and authority to own, operate, and lease its properties, to carry on its business as now being conducted and as contemplated by this Agreement, to enter into this Agreement, and to carry out the transactions contemplated hereby. Specifically, LICENSEE warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the intellectual property licensed under this Agreement.

11.2.2 No consent, approval, or authorization of or designation, declaration, or filing with any governmental authority or other person is required on the part of LICENSEE in connection with the execution, delivery or performance of this Agreement.

11.2.3 LICENSEE (and, to LICENSEE’s knowledge, none of LICENSEE’s personnel) is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, or, to LICENSEE’s knowledge, any rule or regulation which materially and adversely affects the operations, prospects, properties, assets, or condition (financial or otherwise) of LICENSEE.

11.3 Exclusion of Warranties. PRF does not warrant the validity of the Licensed Intellectual Property, any material, or information provided by PRF, nor does PRF warrant that the foregoing are free of error or defect. PRF makes no representation whatsoever with regard to the scope or commercial potential or profitability or income of or from the Licensed Intellectual Property or Licensed Products may be exploited by LICENSEE without infringing any rights of any other party. PRF makes no covenant either to defend any infringement charge by a third party or to institute action against infringers of Licensed Intellectual Property. PRF does not warrant that any product or service within the scope of the Licensed Intellectual Property will meet LICENSEE’S or any of LICENSEE’S customer’s specific requirements. ACCORDINGLY, THE INTELLECTUAL PROPERTY LICENSED HEREUNDER IS PROVIDED “AS IS.” Other than as expressly stated in this Agreement, PRF MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE INTELLECTUAL PROPERTY LICENSED HEREUNDER AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, TRADE, USAGE, OR COMMERCIAL APPLICATION OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER.

ARTICLE 12	DAMAGES, INDEMNIFICATION, AND INSURANCE

12.1 No Liability. PRF shall not be liable to LICENSEE, any Sublicensee, if applicable, or their respective customers and related parties, for any special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, distribution, sale, use or other application of any Licensed Product developed, manufactured, tested, designed, sublicensed, or sold pursuant to this Agreement.

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12.2 Indemnification. LICENSEE shall defend, indemnify and hold Indemitees harmless from any and all claims, demands, actions and causes of action, arising in connection with any and all injuries, losses, damages or liability of any kind whatsoever arising, directly or indirectly, out of the practice or use of the Licensed Intellectual Property, or the use, exploitation, distribution, or sale of Licensed Product(s). This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses incurred by Indemnitees in connection with the defense of any and all such claims, demands, actions, or causes of action.

12.3 Insurance. Within thirty (30) days of execution of this Agreement, and in conjunction with each royalty report made under Article 5 at the end of an Annual Period, LICENSEE shall supply PRF with a certificate of insurance confirming coverage as follows: Not less than One Million US Dollars ($1,000,000 USD) per occurrence and Three Million US Dollars ($3,000,000 USD) in the aggregate for comprehensive general liability, including an endorsement for product liability claims arising from Licensed Products.

12.4 Notice of Claims. LICENSEE shall promptly notify PRF of all claims involving the Indemnitees and will provide information requested by PRF for evaluation of each such claim.

ARTICLE 13	TERM AND TERMINATION

13.1 Term. Unless extended in writing by mutual agreement of the Parties, this Agreement will terminate on the earlier of the 20th anniversary of the Effective Date, the expiration date of the last to expire of the Licensed Intellectual Property, or the maximum duration permitted by applicable law (“Term”).

13.2 Termination by PRF.

13.2.1 Failure to Pay. In the event of a failure by LICENSEE to pay PRF any sum due and payable under this Agreement, and failure of LICENSEE to cure the nonpayment default within ten (10) business days from the date of PRF sending written notice to LICENSEE of the default, PRF may terminate this Agreement and the license granted hereunder, effective as of the date of PRF’s issuance of written notice confirming LICENSEE’s failure to cure.

13.2.2 Lack of Financial Capability to Perform Commercialization Plan. Upon request of PRF, LICENSEE shall supply PRF with requested evidence of LICENSEE’s fiscal capability to continue performance of the Commercialization Plan, including but not limited to progress toward milestones specified in Schedule E. PRF may, by supplying LICENSEE with the written opinion of a Certified Public Accountant that LICENSEE lacks sufficient resources to carry out the Commercialization Plan, declare LICENSEE in default of LICENSEE’s obligations under the Commercialization Plan. If LICENSEE fails to cure within sixty (60) days from the date of PRF sending written notice of the default to LICENSEE, the termination becomes automatically effective at the conclusion of the sixty-day period.

13.2.3 Other Breach. In the event of any default or material breach of this Agreement by LICENSEE other than for nonpayment or loss of financial capability, PRF may terminate this Agreement and the license granted hereunder after serving LICENSEE with written notice of the default or material breach. If LICENSEE fails to cure the default or breach within sixty (60) days from the date of PRF sending written notice of the default to LICENSEE, the termination becomes automatically effective at the conclusion of the sixty-day period; provided, however, if any default or breach cannot be cured by the exercise of due diligence within sixty (60) days, then the time for cure may be extended, in PRF’s sole discretion, for the time reasonably necessary to effect the cure (the extension not to exceed forty-five (45) days), provided that LICENSEE promptly commences to cure within said period and at all times thereafter proceeds diligently to cure the default or breach.

13.3 Termination by LICENSEE. LICENSEE may terminate its license under this Agreement without cause upon written notice delivered to PRF not less four (4) months prior to the date on which LICENSEE intends for the termination to be effective. Filing by LICENSEE of a bankruptcy petition or commencement of liquidation, dissolution, or wind-up proceedings under applicable state law shall constitute written notice to PRF that LICENSEE has terminated its license under this Agreement, effective immediately prior to executing said petition or commencing said proceedings. In the event of termination by LICENSEE under this Section 13.3. LICENSEE agrees, upon the request of PRF, to provide PRF with all existing data in support of registration of Licensed Product(s) with all relevant federal agencies. PRF shall have the unrestricted right to provide such data to third parties.

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13.4 Failure to Enforce. The failure of PRF at any time, or for any period of time, to enforce any provision of this Agreement shall not be construed as a waiver of such provision or as a waiver of the right of PRF thereafter to enforce each and every provision of this Agreement.

13.5 Assignment of Sublicenses. LICENSEE shall take all steps necessary to terminate each Sublicense, effective as of the date of termination of LICENSEE’s license from PRF under this Agreement. Upon reasonable request of LICENSEE and Sublicensee and verification by Sublicensee that LICENSEE is not in default of any obligation to Sublicensee, PRF may accept, in its sole discretion, assignment of a Sublicense, including the right to all consideration promised to LICENSEE thereunder. Notwithstanding anything contained in this Agreement to the contrary, PRF shall not be bound by any of the following with respect to a Sublicense: (1) duties or obligations of the LICENSEE to Sublicensee which cannot be assumed or performed by PRF because they are inconsistent with applicable laws or policies then in effect; (2) duties or obligations of the LICENSEE that exceed the obligations of PRF as licensor in this Agreement; and/or

(3) duties or obligations of the LICENSEE contained in any Sublicense that are not contained in this Agreement, or which extend beyond the Term.

13.6 Survival. Expiration or termination of this Agreement does not relieve either party of any obligation which arises before expiration or termination, including without limitation obligations for payment and reporting. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

ARTICLE 14	NOTICES

Except as otherwise provided herein, all notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

PRF for Notices:	Office of Technology Commercialization
The Convergence Center
101 Foundry Drive, Suite 2500
West Lafayette, IN 47906
Facsimile: (765) 496-1277
ATTN: Vice President, OTC

PRF for Payments or Invoicing:	Purdue Research Foundation
P.O. Box 772400
Detroit, MI 48227-2400

LICENSEE:	Medallion Research USA, INC.
595 Howe Street
Suite 1160
Vancouver, British Columbia V6C 2T5PO Canada
ATTN: CEO

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

10

ARTICLE 15	MISCELLANEOUS

15.1 Export Controls. LICENSEE acknowledges that PRF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that PRF’s obligations under this Agreement are contingent upon compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. PRF neither represents that an export license shall not be required nor that, if required, such export license shall issue.

15.2 Jurisdiction, Venue, Choice of Law, and Attorney’s Fees. Any justiciable dispute between LICENSEE and PRF shall be determined solely and exclusively under Indiana law by a court of competent jurisdiction in Tippecanoe County in Indiana. The prevailing party in any litigated dispute shall be entitled to reimbursement of its reasonable and necessary attorney’s fees and costs. Any proof of the necessity of those fees and costs shall include evidence that the prevailing party complied with the procedures of Article 10 of this Agreement.

15.3 Legal Compliance. LICENSEE shall comply with all laws and regulations relating to its manufacture, processing, production, use, sale, or distribution of Licensed Products. LICENSEE shall be bound by the provisions of 35 U.S.C. § 204 and the Determination of Exceptional Circumstance under the Bayh-Dole Act for Energy Efficiency, Renewable Energy, and Advanced Energy Technologies, as applicable, including the requirement for manufacture in the United States. LICENSEE shall not take any action which would expose PRF or Purdue University to violation of any law and regulation.

15.4 Independent Contractor. LICENSEE’s relationship to PRF shall be that of a licensee only. LICENSEE is not be an agent of PRF and shall have no authority to act for or on behalf of PRF in any matter. Persons retained by LICENSEE as employees or agents shall not by reason thereof be deemed to be employees or agents of PRF.

15.5 Marking. LICENSEE shall mark Licensed Products sold in the United States with United States patent numbers. Licensed Products manufactured or sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

15.6 Use of Names. Each Party shall obtain the written approval of the other party prior to making use of their names for any commercial purpose, except as required by law. As an exception to the foregoing, LICENSEE and PRF each may publicize the existence of this Agreement, but may not publicize the terms and conditions of this Agreement without the other Party’s consent, except as required by law.

15.7 Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Indiana, United States of America.

15.8 Governing Law. This Agreement and all modifications or amendments, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of Indiana (without regard to conflict of law rules) and the United States of America.

15.9 Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate.

11

15.10 Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of Nature, strikes or other work stoppages; civil disturbances, fires, floods, explosions, riots, war, rebellion, or sabotage.

15.11 Assignment. This Agreement and the license granted hereunder may not be assigned by LICENSEE except upon the prior written consent of PRF, which consent may be withheld or conditioned by PRF as necessary to prevent prejudice to its interests and entitlements hereunder.

15 ..12 Modification. This Agreement shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the Parties hereto.

IN WITNESS WHEREOF, PRF and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the Effective Date.

PURDUE RESEARCH FOUNDATION		MEDALLION RESEARCH USA, INC

	/s/ Brooke L. Beier		/s/ Mark Saxon
Name:	Brooke L. Beier	Name:	Mark Saxon
Title:	Vice President, OTC	Title:	CEO

12

Schedule A: Licensed Intellectual Property

Licensed Patent(s)

Technology:	2014-WANG-66915 “Ligand-assisted Elution Chromatography for Lanthanides Separation”
Patent Info:	Country: United States Application Number: 62/026,487 Application Title: Ligand-assisted Chromatography for Lanthanides Separation Filing Date: July 18, 2014
Country: PCT application Application Number: PCT/US15/40975 Application Title: LIGAND-ASSISTED CHROMATOGRAPHY FOR METAL ION SEPARATION Filing Date: July 17, 2015
Country: Canada Application Number: 2,955,608 Application Title: LIGAND-ASSISTED CHROMATOGRAPHY FOR METAL ION SEPARATION Filing Date: January 18, 2017
Country: Australia Application Number: 2015289483 Application Title: Ligand-assisted chromatography for metal ion separation Filing Date: December 16, 2016 Status: Allowed

Country: United States

Application Number: 15/327,041

Application Title: Ligand Assisted Chromatography for Metal Ion Separation

Filing Date: January 18, 2017

Status: Issued

Issued Patent Number: 10,597,751

Patent Issue Date: March 24, 2020

Country: United States Application Number: 16/709,973 Application Title: Ligand Assisted Chromatography for Metal Ion Separation Filing Date: December 11, 2019 Status: Under Review
Inventors:	Name:	Employer when Technology was made:
	Nien-Hwa Linda Wang Lei Ling	Purdue University Purdue University

* Federal or other funding of related research?        ☐ Yes    ☒ No

* The U.S. Government retains certain rights in the Technology, and the License is subject in all respects to U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government.

Funding Agency: not applicable

A-1

Technology:	2016-WANG-67361 “Efficient, Economical, and Environmentally Benign Technologies to Recover Rare Earth Elements (REEs) from Coal Ash and Other Coal Byproducts”
Patent Info:	Country: United States Application Number: 62/588,685 Application Title: PREPARATION OF RARE EARTH METALS AND OTHER CHEMICALS FROM INDUSTRIAL WASTE COAL ASH Filing Date: November 20, 2017
Country: United States Application Number: 16/193,566 Application Title: PREPARATION OF RARE EARTH METALS AND OTHER CHEMICALS FROM INDUSTRIAL WASTE COAL ASH Filing Date: November 16, 2018
Inventors:	Name:	Employer when Technology was made:
	Nien-Hwa Linda Wang Hoon Choi David Harvey	Purdue University Purdue University Purdue University

* Federal or other funding of related research?     ☒ Yes   ☐ No

* The U.S. Government retains certain rights in the Technology, and the License is subject in all respects to U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government.

Funding Agency: National Science Foundation (CBET 1403854)

A-2

Technology:	2018-WANG-68073 “Design of Ligand-assisted Displacement Chromatography for Separation of Rare Earth Elements”
Patent Info:	Country: United States Application Number: 62/578,434 Application Title: METHODS FOR DESIGNING AN EFFICIENT PREPARATIVE CHROMATOGRAPHIC SEPARATION PROCESS Filing Date: October 28, 2017
Country: PCT Application Number: PCT/US18/57712 Application Title: METHODS FOR DESIGNING AN EFFICIENT PREPARATIVE CHROMATOGRAPHIC SEPARATION PROCESS Filing Date: October 26, 2018
Country: United States Application Number: 16/758,660 Application Title: METHODS FOR DESIGNING AN EFFICIENT PREPARATIVE CHROMATOGRAPHIC SEPARATION PROCESS Filing Date: April 23, 2020
Country: Canada Application Number: 3080517 Application Title: Methods for designing an efficient preparative chromatographic separation process Filing Date: April 23, 2020
Country: Australia Application Number: 2018354377 Application Title: Methods for designing an efficient preparative chromatographic separation process Filing Date: April 23, 2020
Country: Europe Application Number: 18871054.5 Application Title: Methods for designing an efficient preparative chromatographic separation process Filing Date: April 23, 2020
Inventors:	Name:	Employer when Technology was made:
	Nien-Hwa Linda Wang Hoon Choi David Harvey	Purdue University Purdue University Purdue University

* Federal or other funding of related research?        ☒ Yes   ☐ No

* The U.S. Government retains certain rights in the Technology, and the License is subject in all respects to U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government.

Funding Agency: National Science Foundation (CBET 1403854)

A-3

Technology:	2020-WANG-68877 “Multi-zone Ligand-assisted Displacement Chromatography for the Purification of Complex REE Mixtures from Bastnasite”
Patent Info:

Country: United States

Application Number: 62/982,811

Application Title: MULTI-ZONE LIGAND-ASSISTED DISPLACEMENT CHROMATOGRAPHY FOR THE PURIFICATION OF COMPLEX REE MIXTURES

Filing Date: February 28, 2020

Country: PCT Application Number: TBD Application Title: TBD Filing Date: TBD
Inventors:	Name:	Employer when Technology was made:
	Nien-Hwa Linda Wang Yi Ding David Harvey	Purdue University Purdue University Purdue University

* Federal or other funding of related research?         ☒ Yes  ☐ No

* The U.S. Government retains certain rights in the Technology, and the License is subject in all respects to U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government.

Funding Agency: Defense Logistics Agency (SP8000-18-P-0007)

A-4

Technology:	2020-WANG-68878 “Recovery of rare earth elements from NdFeB magnets waste using two-zone ligand-assisted displacement chromatography”
Patent Info:

Country: United States

Application Number: 62/982,807

Application Title: TWO-ZONE LIGAND-ASSISTED DISPLACEMENT CHROMATOGRAPHY METHOD FOR THE PURIFICATION OF RARE EARTH ELEMENTS FROM WASTE MAGNETS

Filing Date: February 28, 2020

Country: PCT Application Number: TBD Application Title: TBD Filing Date: TBD
Inventors:	Name:	Employer when Technology was made:
	Nien-Hwa Linda Wang Yi Ding David Harvey	Purdue University Purdue University Purdue University

* Federal or other funding of related research?      ☒ Yes    ☐ No

* The U.S. Government retains certain rights in the Technology, and the License is subject in all respects to U.S. law applicable to intellectual property funded in whole or in part by the U.S. Government.

Funding Agency: Defense Logistics Agency (SP8000-18-P-0007)

A-5

Schedule B: Commercialization Plan

[Commercialization Plan follows on next page]

B-1

Medallion Resources Ltd 1160-595 Howe Street Vancouver, BC V6C 2T5 CANADA rethinking rare earth elements

January 19, 2021

RE: LIGAND ASSISTED DISPLACEMENT TECHNOLOGY – COMMERCIALIZATION PLAN

Context

High-purity rare earth elements (“REE”) are essential ingredients of high-strength Neodymium Iron Boron (“NdFeB”) permanent magnets and many other emerging high-technology products. Demand for REEs is forecast to grow rapidly due to their essential application in wind turbines and electric vehicles, however China controls over 85% of global production and supply. The U.S. and Europe, without legitimate near-term solutions to access REEs, stand at a geopolitical, economic, and security disadvantage just as demand begins to grow rapidly.

Medallion Resources Ltd (Medallion) is a Canadian public company and a long-term researcher on the extraction of REE from mineral sand monazite safely, economically and with high resource efficiency. Medallion is engaged with all parts of the REE supply chain with access to suppliers, customers and finance for research and commercialization.

Medallion seeks downstream technology solutions that can separate REEs into high value customer ready products with high resource efficiency, a low carbon footprint and competitive economic returns. Medallion is collaborating with Hasler Ventures LLC in this regard to research, develop and as appropriate commercially operate REE separation.

REE Separation

Hasler Ventures LLC is the holder of an exclusive license via a Master License Agreement (“MLA”) entered into as of January 15, 2021 (“Effective Date”), with Purdue Research Foundation for the worldwide application of Purdue University/Linda Wang’s Ligand Assisted Displacement (the “Purdue LAD Technology”) chromatography across all fields of application.

This technology targets the separation and purification of metals, including REE, from aqueous solutions. Linda Wang has identified the technology to be at a technology readiness level (TRL) of 4 (TRL4) where TRL8/9 represents a production ready commercial implementation.

Conventional REE purification (solvent extraction) processes use two-phase liquid-liquid extraction methods, which require over 1,800 stages, generate large amounts of toxic waste and rely on solvent from petrochemical industries. In contrast, Linda Wang’s Purdue University laboratory has pioneered and patented an efficient ligand-based displacement chromatography method for producing high-purity REEs with high yield and high productivity in aqueous solution. A ligand, which forms selective coordination bonds with REEs, is added in the mobile phase or immobilized on a sorbent surface to efficiently separate individual REEs by the formation of isotachic displacement bands (or “trains”) in a chromatography column. REE selective ligands have been immobilized on silica gel, chitosan, cellulose, or polymeric resins.

Chromatography methods use a packed bed of adsorbent particles, which have about 1,000 times higher interfacial areas per unit volume than those in liquid-liquid extraction methods. Conventional ion exchange resins have small selectivities (<1.2) for separating individual REEs. Adding a chelating agent like EDTA, which has high selectivity for forming a coordination complex in the mobile phase and can enable efficient REE separation in an ion exchange column.

The design methods are applicable to separating REEs and other metal ions from complex mixtures of widely different compositions. The method has been tested with a ternary REE mixture in batch chromatography with EDTA in the mobile phase to produce three high-purity products, Nd, Pr, and Dy (>99.5%), with high yield (>99%) and high productivity (>100 kg REE/m3 sorbent/day), around 100 times that of current liquid-liquid extraction methods.

Numerous parameters affect the formation of the separation pattern (e.g. 21 parameters for 3 REEs), including feed composition, feed volume, adsorbent capacity, selectivities, particle size, particle porosity, ligand selectivities and concentrations, solute dispersion, diffusion, and mass transfer parameters, bed void fraction, column length, and mobile phase velocity. To counter this complexity, the Purdue LAD Technology engages systematic mathematical simulation assigning strategic combinations of dimensionless groups to reduce the multi-dimensional design parameter space into a two-dimensional space for a given binary pair. Simulations define the minimum dimensionless column lengths for various values to generate a general correlation curve, which divides the two-dimensional space into a constant pattern region and a transient region.

This general correlation is a breakthrough in displacement chromatography, leading to a robust, scalable, and predictive design method—the constant-pattern method. This method achieves the desired purity and yield with high sorbent productivity and ligand efficiency. It provides the optimal operating conditions to meet the target yield and purity of one or multiple components for different crude mixtures for systems at any scale. The column length and fluid velocity needed for the formation of a constant pattern state are determined from the intrinsic adsorption, mass transfer, and ligand-solute complexation parameters. This new design method helps achieve a high sorbent productivity, over 800 times higher than previously reported for ternary separations.

Furthermore, Linda Wang has developed a general splitting strategy to maximize sorbent productivity, controlled by selectivity-weighted composition factors (“γi” factors). To achieve the maximum productivity, the component with the largest γi factor, which is the easiest to separate from the mixture, is recovered with a high purity in the first zone. The mixed bands of the first zone are then sent to additional zones for further separation. The splitting continues until in the last zone only binary mixtures remain. The mixed band material in the last zone is then recycled to the inlet of this zone to achieve high yields (99%) for all components. The splitting strategy is a second breakthrough in the theory of displacement chromatography.

Test results show that a two-zone LAD can achieve high purity (>99%), high yield (>99%), and high sorbent productivity for a ternary REE mixture (>100 kg REE/m3/day), being 1,000 times more efficient than a single column LAD. Therefore, if successfully commercialized, the Purdue LAD Technology method can provide robust economical and environmentally friendly supplies of pure REEs without a reliance on legacy petrochemical industries for solvent.

Commercialization Plan

The Purdue LAD Technology will be licensed in three categories of application based on source of materials to promote parallel commercialization as follows:

Category I:	Coal and coal derived materials including acid mine drainage;
Category II:	Battery and NdFeB magnet end-of-life recycled materials;
Category III:	All other materials including but not limited to primary ores, mining by-products and mining wastes, including REE-bearing materials from mineral sand, fertilizer, iron ore and uranium production;

Medallion shall undertake, and shall direct the Purdue laboratory of Linda Wang to undertake research and development on the application of the Purdue LAD Technology on Category III materials with specific feedstock priorities determined by business opportunities of the day.

The intellectual property which constitutes the Purdue LAD Technology is a relatively immature technology platform. Linda Wang has identified the technology to be at a technology readiness level (TRL) of 4 (TRL4) where TRL8/9 represents a production ready commercial implementation. The commercialization strategy therefore involves general research and development to benchmark economic and environmental factors vs technology peers, followed by demonstration and validation, engineering and commercialization.

Medallion will first seek to integrate the Purdue LAD Technology into the Company’s proprietary caustic crack and acid leach process, and second consider the Purdue LAD Technology for integration into third party REE extraction and separation circuits where Category III materials are being processed.

Stage 1: Technology development

i.	Integrate and utilize mathematical modelling software to allow process simulation for multiple potential REE Category III feedstocks to support decision making for future partnerships and sub-licensing. The software models and design tools developed will allow systematic and efficient design and development of new displacement processes for producing REEs.

ii.	Undertake testing of “real-world” pregnant leach solutions (supplied from Medallion’s proprietary caustic crack and acid leach process) to determine the impact of deleterious elements on the Purdue LAD Technology platform performance with respect to product purity and recovery as well as waste generation (heavy metals, transition metals and radionuclides)

iii.	Engage with third-party REE Category III sources to understand prospective feedstock chemistry and timelines. Complete simulation to compare and contrast with Medallion feedstock

iv.	Prepare comprehensive mass and energy balances of the engineered system using process modelling software

v.	Undertake techno-economic assessment (TEA) of the Purdue LAD Technology platform coupled with Medallion proprietary caustic crack and acid leach process for monazite processing. Identify specific technical and financial challenges for targeted research (e.g. recycling)

vi.	Undertake testing of “real-world” pregnant leach solutions from third party sources

vii.	Undertake a life-cycle assessment (LCA) of the Purdue LAD Technology coupled with Medallion caustic crack and acid leach process for monazite

Milestone:	Demonstrate ability to anticipate process outcomes on the basis of mathematically simulated outcomes to ensure process development via simulation is a reasonable expectation.

Demonstrate reliable separation of 99.5% pure Nd Pr Dy at 95% yields and a data set adequate for pilot plant engineering and installation.

Satisfactory technical, economic, environmental performance of the integrated processing strategy.

Identification of key research focus areas to mitigate risks

Engagement with third-party REE Category III suppliers wishing to co- develop technology

Determination of satisfactory will be measured relative to peers at the time of preparation.

Stage 2: Technology demonstration

viii.	Undertake detailed engineering of a Purdue LAD Technology pilot plant to process pregnant leach solution generated by a similarly sized pilot plant implementing Medallion caustic crack and acid leach process
ix.	Undertake a demonstration of the integrated processes at a scale sufficiently sized to eliminate further scale-up risk
x.	Verify engineering assumptions and scale-up performance

xi.	Undertake a revised TEA and LCA for a commercial-scale plant combining Medallion Resources proprietary caustic crack and acid leach process with the LAD separation and refining platform localised to the proposed operating site
xii.	Support third-party suppliers as required with co-funded R&D

Milestone:	Production of sufficient quantities of finished product to supply to potential off-take partners

Confirmation of engineering design parameters for the commercial-scale implementation and equipment purchasing

Demonstration of recycling and reuse of reagents where commercially sensitive

Capture, stabilize and characterize waste materials and determine disposal strategies

Capture financial data to allow feasibility level modelling

Stage 3: Commercial implementation

xiii.	Develop funding and sighting strategy for Medallion integrated process

xiv.	Develop licensing or technology sale strategy for third-party requirements

Milestone:	Final investment decision

Yours sincerely

Mark Saxon

President & CEO

Medallion Resources Ltd

msaxon@medallionresources.com

Schedule C: Licensee Progress Report

Licensee Name:

Licensee Contact:

Progress Report Date:

Commercialization Diligence:

1.	List the goals to date per Licensee’s Commercialization Plan. Has the company been able to achieve them? If not, what is limiting the company’s progress?
2.	List the Development Milestones to date per Schedule E. Has the company been able to achieve them? If so, please provide proof of achievement and date achieved. If not, state the reason.

Financial Capacity:

3.	How much capital has the company raised since it has licensed Purdue Technology?
4.	State the company’s current financial capacity to achieve the Commercialization Plan and Development Milestones per the license agreement. If further funds are required, what are the company’s plans to deploy the necessary capital or to raise funding?

Employment & Development Efforts:

5.	State number of full-time equivalents employed or otherwise actively implementing the Commercialization Plan.
6.	Has the company developed a Licensed Product yet? If yes, what is the name of the Licensed Product and where/how is it available for sale? If no, when does the company anticipate launching a Licensed Product?
7.	Has the company had any sales of Licensed Products? If yes, please see Schedule D of the license for royalty report template.
8.	Has the company issued any sub licenses? Has the company provided sublicense information to PRF?

Other Updates and Inquiries:

9.	Is there any other news that you are interested in sharing with Purdue Research Foundation about the company’s efforts to commercialize the PRF Technology?
10.	Does the company need anything from PRF at this time?
11.	Is the company interested in learning about any other technologies that are available for licensing from PRF? If so, please provide an area of interest or description of technology that would fit the opportunity company is seeking.

C-1

Schedule D: Royalty Report Requirements

(1)	Identify each Licensed Product by name(s), number(s), and brand identifications (include Licensed Products sold by Affiliate and Sublicensees)

(2)	List the Development Milestones to date. Has the company been able to achieve them? If so, please provide proof of achievement and date achieved. If not, state the reason.

(3)	List current published customer price information per Licensed Product

(4)	State number of units distributed to customers during Reporting Period per License Product (include units distributed by Affiliate and Sublicensees)

(5)	Summarize/describe unit price(s) charged to customers per Licensed Product during Reporting Period. Specify price ranges and variations where applicable. Where a sale, gift, use, or other disposition of a Licensed Product is transacted for value other than cash, supply corroboration that the charged unit price is consistent with the market value of the Licensed Product.

(6)	State amount of Gross Receipts per Licensed Product for the Reporting Period. Include summary of netting calculations.

(7)	State amount of Unit Royalties payable to PRF for each Licensed Product for the Reporting Period (per Gross Receipts of LICENSEE, any applicable Affiliates and Sublicensees)

(8)	State amount of minimum annual royalty due for the Annual Period (if applicable)

(9)	State amount of Sublicensing Income receivable during the Reporting Period (Article 4.4) (specify by Sublicense and type of income)

(10)	State total royalty due to PRF in USD for the Reporting Period. Show monetary conversion rate (if applicable).

(11)	List names and addresses of current Sublicensees (if applicable)
(12)	Enclose current certificate of insurance (Article 12.3)

(13)	Summarize financial capacity for Reporting Period, including third party funding received (dilutive and non-dilutive) related to commercialization of Licensed Product(s).

(14)	State number of full-time equivalents (FTEs) employed or otherwise actively implementing the Commercialization Plan.

(15)	State location (city, state, and country) where manufacturing of Licensed Products occurs.

D-1

Schedule E: Diligence Milestones and Milestone Payments

Diligence Milestones:

Milestone	Completion Date
Sponsored Research Support

LICENSEE shall sponsor research to further advance the Licensed Intellectual Property in the Field of Use in the Purdue laboratory of Linda Wang at a minimum of one-hundred fifty thousand US dollars ($150,000 USD) for the first

Annual Period.

January 1, 2022

LICENSEE shall sponsor research to further advance the Licensed Intellectual Property in the Field of Use in the Purdue laboratory of Linda Wang at a minimum of one-hundred fifty thousand US dollars ($150,000 USD) for the second Annual Period.

January 1, 2023

LICENSEE shall sponsor research to further advance the Licensed Intellectual Property in the Field of Use in the Purdue laboratory of Linda Wang at a minimum of one-hundred fifty thousand US dollars ($150,000 USD) for the third

Annual Period.

January 1, 2024
Product Development
LICENSEE shall develop a final design for a 1 kg per day scale pilot facility exploiting the Licensed Intellectual Property in the Field of Use.	January 1, 2022
LICENSEE shall undertake a techno-economic assessment (TEA) integrating the Licensed Intellectual Property in the Field of Use.	January 1, 2022
LICENSEE shall undertake a life-cycle assessment (LCA) integrating the Licensed Intellectual Property in the Field of Use.	July 1, 2022
LICENSEE shall complete construction of the pilot facility exploiting the Licensed Intellectual Property in the Field of Use.	July 1, 2023
LICENSEE shall identify a lead feedstock material source in the Field of Use.	January 1, 2024
LICENSEE shall develop a final design for a 10 tonne per day scale commercial facility exploiting the Licensed Intellectual Property in the Field of Use.	January 1, 2024
LICENSEE shall complete construction of the commercial facility exploiting the Licensed Intellectual Property in the Field of Use.	January 1, 2026
Business Development
LICENSEE shall have either a purchase order or a supplier agreement with lead customer for the Licensed Product.	July 1, 2025
Product Sales
LICENSEE shall have first commercial sale of a product exploiting the Licensed Intellectual Property in the Field of Use.	July 1, 2026
LICENSEE shall have cumulative Gross Receipts of one million U.S. dollars ($1,000,000 USD).	January 1, 2027
Regulatory and Customer Approvals
LICENSEE shall identify any needed government regulatory approvals and shall submit to PRF a plan to address them.	January 1, 2022
LICENSEE shall begin validation of the Licensed Product with a lead customer.	July 1, 2024

E-1

Schedule F: Permitted Contractors

The following entities are Permitted Contractors

(Identify by name, address, contact person, and delegated commercialization function of Permitted Contractor, by Licensed Intellectual Property and Licensed Product):

F-1

Schedule G: License Assignment Agreement

[License Assignment Agreement follows on next page]

G-1

LICENSE TRANSFER AGREEMENT

THIS AGREEMENT is made as of February f]_,2021

BETWEEN:

MEDALLION RESOURCES LTD., a British Columbia company with

an address at Suite #410-325 Howe Street, Vancouver, BC V6C 1Z7

(“Medallion”)

AND:

MEDALLION RESEARCH USA, INC., a Delaware company with

an address at c/o Suite #410-325 Howe Street, Vancouver, BC V6C 1Z7

(“Medallion Subco”)

AND:

HASLER VENTURES LLC, a Florida limited liability company

with an address at 25051 Goldcrest Dr., Bonita Springs, Florida 34134

(“Hasler”)

BACKGROUND:

A.	Medallion Subco is a wholly-owned subsidiary of Medallion.

B.	Hasler entered into a master license agreement dated January 15, 2021 (the “Master License Agreement”) with Purdue Research Foundation (“PRF”) pursuant to which Hasler obtained a license (the “Existing License”) to the Licensed Intellectual Property (as defined below) from PRF.

C.	Hasler wishes to transfer all its right, title and interest in and to the Licensed Intellectual Property to Medallion Subco, and Medallion Subco wishes to accept the transfer, in accordance with the terms and conditions set out herein.

NOW THEREFORE, in consideration of the mutual covenants and representations herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. In this Agreement, and in addition to the terms defined in the recit , the following terms shall have the following meanings:

(a)	“Affiliate” means any entity which controls, is controlled by, or is under common control with another person or entity. For purposes of this definition only, “control” means (a) to possess, directly or indirectly (through one or more intermediaries), the power to direct the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interest of such entity;

(b)	“Agreement” means this agreement as amended from time to time;

(c)	“Amended and Restated License Agreement” means the agreement to be entered into between Medallion Subco and PRF pursuant to which PRF will grant the Amended License to Medallion Subco;

(d)	“Amended License” means the license to the Licensed Intellectual Property, which will replace and supersede the Existing License, to be granted to Medallion Subco pursuant to the terms of the Amended and Restated License Agreement;

(e)	“Annual Period” means a calendar year during the term of this Agreement;

(f)	“Business Day” means a day that the New York Stock Exchange or the Exchange are open for trading;

(g)	“Confidential Information” means any information as to a party’s financial condition, business, properties, title, assets and affairs (including any material contracts) received by another party in connection with the transactions contemplated in this Agreement, including information which, at the time ofreceipt had not become generally available to the public, was not available to such receiving party or its representatives on a non-confidential basis before the parties engaged in discussions regarding the transactions under this Agreement or does not become available to a party or its representatives on a non-confidential basis from a person who is not, to the knowledge of the party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party or its representatives;

(h)	“Consideration Shares” means the 1,000,000 Medallion Shares issuable by Medallion to Hasler or its nominee pursuant to the terms of this Agreement;

(i)	“Encumbrances” means any charge, mortgage, hypothecation, title retention agreement, restrictive covenant lien, pledge, royalty, claim, embargo, security interest, legal or conventional, moveable or immovable, specific or floating, whether created or arising by agreement, statute or otherwise, or other encumbrance of any nature, or any agreement to give or create any of the foregoing·
(a)	“Exchange” means the TSX Venture Exchange;

(b)	“Governmental Authority” means any:

(i)	federal, provincial, state, regional, municipal, local or other government, domestic or foreign;

(ii)	governmental or quasi-governmental authority of any nature including any agency, branch, department, commission, board, court or tribunal;

(iii)	body exercising any administrative, executive, judicial, legislative, police, regulatory, expropriation or taxing authority, domestic or foreign; or

(iv)	self-regulatory organization or stock exchange having jurisdiction in the relevant circumstances, including the Exchange;

(c)	“Gross Receipts” means the amounts received by or on behalf of Medallion Subco in payment for the possession, use, manufacture, sale, or right to sell Licensed Product(s) (as to be defined in the Amended and Restated License Agreement) or any use-rights in Licensed Product(s), whether as a distributor, reseller, end-user, or otherwise; reduced by: (i) product returns; (ii) excise and sales taxes, VAT; (iii) tariffs specific to the Licensed Product; and (iv) customer reimbursement of enumerated third-party delivery charges. No adjustment or deduction from Gross Receipts shall be made or permitted for sales commissions, internal sales to Affiliates, or collection costs;

(d)	“Licensed Intellectual Property” has the meaning to be set forth in the Amended and Restated License Agreement;

(e)	“LOI” means the letter of intent dated January 14, 2021 provided by Medallion to Hasler;

(f)	“Medallion Shares” means the common shares in the capital of Medallion;

(g)	“Payment Due Date” means the dates on which the 0.2% Royalty shall be due and payable on: April 30, July 31, October 31, and January 31;

(h)	“Person” includes any individual, business, trust, unincorporated association, corporation, partnership, joint venture, limited liability company or other entity of any kind;

(i)	“Proceeding” means audits, examinations, actions, suits, claims, demands, charges, complaints, litigation, reviews, hearings and investigations and legal, administrative or arbitration proceedings (including trademark oppositions and cancellation actions);

(J)	“Reporting Period” means quarterly periods ending on March 31, June 30, September 30, and December 31 of an Annual Period;

(k)	“Securities Act” means the Securities Act of 1933, as amended;

(I)	“Share Issuance Conditions Date” means the later of (i) the date the Amended and Restated License Agreement is fully executed by Medallion Subco and PRF, or (ii) the date that Medallion receives the Exchange’s final approval of this Agreement and the issuance of the Consideration Shares; or such other date as the parties may agree upon in writing;

(m)	“Transfer” has the meaning set forth in Section 3 of this Agreement;

(n)	“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(o)	“0.2% Royalty” has the meaning set forth in Section 5 of this Agreement; and

(p)	“1933 Act” means the United States Securities Act of 1933, as amended.

2.	Interpretation. In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a)	a reference to parties means the parties to this Agreement and their respective successors and permitted assigns;

(b)	headings are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or any part thereof;

(c)	the words “include”, “including” and “include”, when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope;

(d)	unless otherwise stated, a reference to currency means currency in United States Dollars (“Dollars”);

(e)	a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute, regulation or other legislative work that supplements or supersedes such statute or regulations; and

(f)	a word importing the singular number include the plural and vice versa, and a word importing the masculine, feminine or neuter gender includes the other two genders as well.

3.	Transfer. Subject to the terms and conditions of this Agreement, Hasler hereby transfers to Medallion Subco 100% of Hasler’s right, title and interest in and to the Licensed Intellectual Property under the Master License Agreement, free and clear of any Encumbrance (the “Transfer”). Hasler shall take all steps necessary or desirable to effect the Transfer as requested by or with the prior written consent of Medallion or Medalr n Subco, including executing any documentation required by Medallion Subco or PRF to authorize the termination of the Existing License and the grant of the Amended License to Medallion Subco in accordance with the terms of the Amended and Restated License Agreement.

4.	Consideration. In consideration for the Transfer, Medallion shall (1) pay Hasler or its nominee $7,500 in cash on execution of this Agreement; and (2) issue 1,000,000 Consideration Shares to Hasler or, subject to compliance with applicable securities laws, its nominee within three Business Days after the Share Issuance Conditions Date.

5.	0.2% Royalty. Subject to completion of the Transfer, Medallion Subco shall grant to Hasler a 0.2% royalty on the Gross Receipts (the “0.2% Royalty”). The 0.2% Royalty shall be due and payable on or before the Payment Due Date for each preceding Reporting Period. If originating outside of the United States, payments shall be made by wire transfer to an account identified by Hasler, and Medallion Subco shall pay all fees associated with such wire transfer. All royalties to be paid hereunder shall be paid in U.S. currency. Gross Receipts shall be converted to Dollars at the exchange rate existing between the Dollar and the relevant currency on the last day of the applicable Reporting Period, as such rate is reported by the Wall Street Journal. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to Dollars shall be paid entirely by Medallion Subco. Interest shall accrue on overdue royalty payments required under this Agreement at the rate of 1.5% per month, commencing on the 30th day after the Payment Due Date.

6.	Records. During the term of this Agreement and for a period of seven (7) years thereafter, Medallion Subco shall keep at its principal place of business true and accurate records of all information relating to the Gross Receipts and the 0.2% Royalty, and verification of the calculation of amounts payable to Hasler under this Agreement. Medallion Subco shall furnish that information to Hasler upon Hasler’s written request within five (5) Business Days of such request, which shall not be made more often than once per calendar year.

7.	Audit of Records. Hasler shall have the right, from time to time at reasonable times during normal business hours upon two (2) Business Days prior written request and through an independent certified public accountant, to examine the records of Medallion Subco to verify calculations for the 0.2% Royalty and the Gross Receipts. Such examination and verification shall not occur more than once each calendar year and shall be limited to records within one (1) year of such examination date. The fees and expenses of performing such examination and verification shall be borne by Hasler. If such examination reveals an underpayment by Medallion Subco of greater than 5% for any quarter, Medallion Subco shall (x) pay Hasler the amount of such underpayment plus interest in accordance with Section 5 and, (y) notwithstanding the foregoing, reimburse Hasler for all expenses of the accountant performing the examination.

8.	Representations, Warranties and Covenants of Hasler. Hasler hereby represents, warrants, covenants to Medallion and Medallion Subco as follows, and acknowledges that Medallion and Medallion Subco are relying upon the accuracy of each such representation and warranty in connection with the completion of the transactions contemplated this Agreement, and covenants that such wil1 be true and complete as of the Share Issuance Conditions Date as though made on the Share Issuance Conditions Date:

(a)	Incorporation; Authority. Hasler is a limited liability company validly existing under the laws of its jurisdiction of formation. Hasler has good right, full corporate power and absolute authority to enter into this Agreement and to perform all of its obligations hereunder. Hasler has taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering int o, and the execution, delivery and performance of this Agreement.

(b)	Binding Obligation. This Agreement has been duly authorized, executed and delivered by Hasler and constitutes a legal, valid and binding obligation of Hasler, enforceable against Hasler in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought and subject to the fact that rights of indemnity and contribution may be limited by applicable la ws.

(c)	No Violation. Hasler is not in material violation of, and the execution and delivery of this Agreement and the performance by Hasler of its obligations under this Agreement will not result in any breach or violation of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time, or both, would constitute a default under the terms or conditions of any agreement or instrument to which Hasler is a party or by which its assets are affected.

(d)	Contractual and Regulatory Approvals. Subject to the acceptance of PRF, Hasler is not under any obligation, contractual or otherwise, to request or obtain the consent of any Person, and except for any filings required under applicable securities laws, no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by Hasler in connection with the execution or delivery by Hasler of this Agreement, the performance of its obligations hereunder, or the completion of the transactions contemplated hereby.

(e)	Securities Law Compliance. Hasler represents, warrants, covenants and acknowledges on its own behalf and on behalf of any nominee of Hasler acquiring the Consideration Shares:

(i)	Hasler or its nominee is acquiring the Consideration Shares as principal for its own account and not as agent, for investment purposes only and not with a view to resale or distribution of any part thereof, and that Hasler has no present intention of selling, granting any participation in, or otherwise contract, undertaking, agreement or arrangement with n to distributing the same (other than to its nominee) and does not presently have sell, transfer or grant participations to such person or to any third person, with respect to any of the Consideration Shares;

(ii)	the Consideration Shares have not been and will not be registered under the Securities Act or any state securities blue sky laws; accordingly, the Consideration Shares may not be exercised in the United States or by or on behalf of any U.S. Person (as defined in Regulation Sunder the Securities Act) unless an exemption from registration under the Securities Act and applicable securities laws of any state of the United States is available;

(iii)	Hasler and any nominee of Hasler is not resident in British Columbia;

(iv)	Hasler and any nominee of Hasler is an “accredited investor” as defined in Rule 50l(a) of Regulation D under the 1933 Act;

(v)	Medallion will be relying on an exemption from the requirement to provide Hasler and any nominee with a prospectus under applicable securities laws and, as a consequence of acquiring the Consideration Shares pursuant to such exemption, certain protections, rights and remedies provided by the securities laws, including statutory rights of rescission or damages, will not be available to Hasler or any nominee. In addition, Hasler and any nominee may not receive information that might otherwise be required to be provided if the exemption was not being relied upon;

(vi)	no securities commission, agency, governmental authority, regulatory body, stock exchange or other regulatory body has reviewed or passed on the investment merits of the Consideration Shares;

(vii)	the Consideration Shares will be subject to statutory resale restrictions under the securities laws of the jurisdiction in which Medallion resides and under other applicable securities laws, and may be subject to additional resale restrictions or escrow requirements imposed by the Exchange, and Hasler and any nominee may not resell the Consideration Shares except in compliance with such laws and Hasler and any nominee acknowledges that they are solely responsible (and Medallion is in no way responsible) for such compliance;

(viii)	Hasler has had an opportunity to discuss Medallion’s business, management, financial affairs and the terms and conditions of the offering of the Consideration Shares;

(ix)	Hasler (a) understands that the Consideration Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Hasler must hold the Consideration Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, (b) acknowledges that Medallion has no obligation to register or qualify the Cons· ration Shares for resale, and (c) acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Consideration Shares, and on requirements relating to Medallion which are outside of the Hasler’s control, and which Medallion is under no obligation and may not be able to satisfy;

(x)	Hasler understands that no public market now exists for any of the Consideration Shares in the United States, and that Medallion has made no assurances that a United States public market will ever exist for the Consideration Shares;

(xi)	neither Hasler, nor any of its officers, employees, agents, directors, stockholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has Hasler or any of its officers, employees, agents, directors, stockholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor;

(xii)	neither Hasler, nor any of its officers, employees, agents, directors, stockholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Consideration Shares; and

(xiii)	the certificates that represent the Consideration Shares and any securities issued in respect of or exchange for the Consideration Shares, will bear the following legends:

a.	“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [FOUR MONTHS PLUS ONE DAY FROM THE DATE OF ISSUANCE]”

b.	“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

c.	Any legend set forth in or required by the other Agreements.

d.	Any legend required by the blue sky laws of any State of the United States to the extent such laws are applicable to the shares represented by the certificate so legended.

e.	Any legend required by the Exchange.

(t)	No Misrepresentation. The covenants, representations and warranties of Hasler contained in this Section 8 and in any certificate or other material delivered by Hasler, or any of them, hereunder, do not contain any untrue statement ofa material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading

(g)	No Sublicenses. There are no current sublicenses in effect pursuant to the Existing License.

(h)	Litigation. There is no Proceeding pending or, to the knowledge of Hasler, threatened, that questions the validity of this Agreement or any event or circumstance or any action taken or to be taken in connection with this Agreement or that would, individually or in the aggregate, adversely affect the ability of Hasler to enter into, perform its obligations under or consummate the transactions described in this Agreement. There are no Proceedings pending or, to the knowledge of Hasler, threatened that relate to the Existing License. There are no outstanding judgments, writs, injunctions, orders, rules, decrees or settlements that apply, in whole or in part, to the Existing License.

9.	Representations, Warranties and Covenants of Medallion and Medallion Subco. Medallion and Medallion Subco hereby represent, warrant and covenant to Hasler as follows, and acknowledge that Hasler is relying upon the accuracy of each such representation and warranty in connection with the completion of the transactions contemplated by this Agreement, and covenant that such will be true and complete as of the Share Issuance Conditions Date as though made on the Share Issuance Conditions Date:

(a)	Incorporation: Authority. Each of Medallion and Medallion Subco is a corporation validly existing under the laws of its jurisdiction of incorporation or formation. Each of Medallion and Medallion Subco has good right, full corporate power and absolute authority to enter into this Agreement and to perform all of its obligations hereunder. Each of Medallion and Medallion Subco and its respective board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of this Agreement.

(b)	Binding Obligation. This Agreement has been duly authorized, executed and delivered by each of Medallion and Medallion Subco and constitutes a legal, valid and binding obligation of Medallion and Medallion Subco, enforceable against Medallion and Medallion Subco in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought and subject to the fact that rights of indemnity and contribution may be limited by applicable laws.

(c)	Contractual and Regulatory Approvals. Subject for the acceptance of the Exchange, neither Medallion nor Medallion Subco is under any obligation, contractual or otherwise, to request or obtain the consent of any Person, and except for any filings required under applicable securities laws, no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by Medallion or Medallion Subco in connection with the execution or delivery by Medallion and Medallion Subco of this Agreement, the performance of its obligations hereunder, or the completion of the transactions contemplated hereby.

(d)	Consideration Shares. The Consideration Shares to be issued to Hasler or its nominee will be, at the time ofissuance, duly authorized, validly allotted and issued as fully paid, non-assessable Medallion Shares free and clear from any Encumbrances (except for restrictions on the transfer of securities imposed under applicable securities laws and the Exchange), and in compliance with applicable corporate and securities laws and the rules and policies of the Exchange.

(e)	No Breach. The issuance of the Consideration Shares to Hasler or its nominee and the completion of the other transactions contemplated by this Agreement do not and will not conflict with and does not and will not result in a breach of any of the terms or conditions of any agreement or instrument to which Medallion or Medallion Subco is a party or by which its assets are affected.

(t)	No Cease Trade Order. No order ceasing or suspending trading in the securities of Medallion, nor prohibiting sale of such securities, has been issued to Medallion or its directors, officers or promoters and, to the knowledge of Medallion, no investigations or proceedings for such purposes are pending or threatened.

(g)	No Misrepresentation. The covenants, representations and warranties of Medallion and Medallion Subco contained in this Section 9 and in any certificate or other material delivered by Medallion and Medallion Subco hereunder, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

10.	Due Diligence. Hasler will reasonably cooperate with any reasonable due diligence review conducted by Medallion in connection with the transactions contemplated herein and provide all relevant information concerning the Existing License that Medallion reasonably requests as soon as practicable after receipt of the request for such in

11.	Conditions Precedent. The obligations of Medallion, Medallion Subco and Hasler to complete the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions precedent, unless unanimously waived in writing by Medallion, Medallion Subco and Hasler:

(a)	the approval of the Exchange to this Agreement and the transactions contemplated hereunder; and

(b)	the execution of the Amended and Restated License Agreement by Medallion Subco and PRF in a form reasonably acceptable to Medallion.

12.	Co-operation. Each of Medallion, Medallion Subco and Hasler shall use commercially reasonable efforts to:

(c)	assist and cooperate with the other in obtaining all necessary consents, assignments, waivers, amendments or terminations to any instruments or take such other measures as may be appropriate to fulfill their obligations and carry out the transactions contemplated hereunder;

(d)	furnish to the others such information, in addition to the information contained in this Agreement, which information shall be true and complete in all material respects and shall not contain an untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading and will promptly notify the others of any significant development or material change relating to it promptly after becoming aware of any such development or change; and

(e)	promptly notify the others in writing of any change in any representation or warranty provided in this Agreement which change is or may be of such a nature as to render any representation or warranty misleading or untrue in any material respect and shall in good faith discuss with the other such change in circumstances (actual, anticipated, contemplated, or to its knowledge, threatened) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to the other parties.

13.	Confidentiality.

Each of the parties agrees to keep each other’s Confidential Information strictly confidential. No Confidential Information may be released to third parties without the prior written consent of the provider thereof, except that the parties agree that they will not unreasonably withhold such consent to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies.

14.	Miscellaneous.

(a)	Hasler acknowledges and consents to the fact that Medallion and Medallion Subco are collecting the “personal information” (as that term is defined undit icable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) of the identifiable individuals of Hasler for the purpose of completing this Agreement. Hasler acknowledges and consents to Medallion and Medallion Subco retaining such personal information for as long as permitted or required by law or business practices. Hasler further acknowledges and consents to the fact that the Medallion and Medallion Subco may provide regulatory authorities with any personal information provided by Hasler in this Agreement. Hasler represents and warrants to Medallion and Medallion Subco that it has the authority to provide the consents and acknowledgements regarding the personal information of identifiable individuals of Hasler. In addition to the foregoing, Hasler hereby consents to:

(i)	the disclosure of personal information by Medallion to the Exchange (as defined in Appendix 6A and Appendix 6B of the Exchange Corporate Finance Manual); and

(ii)	the collection, use and disclosure of personal information by the Exchange for the purposes described in Appendix 6A and Appendix 6B of the Exchange Corporate Finance Manual or as otherwise identified by the Exchange, from time to time.

(b)	Each of the parties agrees to execute and deliver all such further documents and perform all such other acts as may be necessary or desirable to give effect to this Agreement.

(c)	Any notice or demand required or permitted to be given under this Agreement shall be in writing and delivered to the following address, or the email address th party regularity uses to correspond to the other parties:

(i)	Ifto Medallion and Medallion Subco:

Medallion Resources Ltd.
Suite #410-325 Howe Street
Vancouver, BC V6C IZ7

Attention:   Mark Saxon

(ii)	If to Hasler:

Hasler Ventures LLC
25051 Goldcrest Dr.
Bonita Springs, Florida, USA 34134

Attention:   Dan Hasler

Any such notice shall be delivered by hand, prepaid courier, or email. Any notice delivered by hand or by courier shall be deemed to have been received on the date of actual delivery. Notice delivered by email shall be deemed to have been received on the first Business Day following the day on which it is sent. Any party may change its address for notice by giving notice to that effect to the other parties.

(d)	No party may assign any of its right, title or interest in, to or under this Agreement, nor will any such purported assignment be valid amongst the parties hereto, except with the prior written consent of all parties hereto.

(e)	This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(f)	This Agreement will be exclusively governed by and construed in accordance with the laws of the State of New York applicable to agreements made and fully to be performed therein. Any action or proceeding hereunder must be commenced and prosecuted exclusively in the state or Federal courts located in New York, New York, and each party hereto hereby waives any objection such Person may have based on improper venue or inconvenient forum in connection with any such action or proceeding in any such court.

(g)	No amendment of this Agreement will be binding unless made in writing by each of the parties.

(h)	If any term of this Agreement or the application thereof to any party or circumstance will, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term to parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law; and (b) the parties covenant and agree to renegotiate any such term in good faith in order to provide a reasonably acceptable alternative to the term or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

(i)	This Agreement constitutes the entire agreement among the parties and supersedes in its entirety all prior undertakings and agreements with respect to the subject matter hereof, including without limitation the LOI.

(j)	This Agreement may be executed and delivered electronically and in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.

(k)	Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.